Issuer free writing prospectus, dated March 6, 2014,

filed pursuant to Rule 433 under the Securities Act of 1933

supplementing the preliminary prospectus supplement dated March 6, 2014

(to prospectus dated April 22, 2013)

Registration Nos. 333-188068 and 333-188068-01

CF Industries, Inc.

Final Term Sheet

March 6, 2014

Issuer:	CF Industries, Inc.

Guarantor:	CF Industries Holdings, Inc.

Trade Date:	March 6, 2014

Settlement Date:	March 11, 2014 (T+3)

Joint Book-Running Managers:	Morgan Stanley & Co. LLC Goldman, Sachs & Co.

Senior Co-Managers:	BMO Capital Markets Corp. U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC

Co-Managers:	CIBC World Markets Corp. RBC Capital Markets, LLC

Title of Securities:	5.150% Senior Notes due 2034	5.375% Senior Notes due 2044

Principal Amount:	$750,000,000	$750,000,000

Offering Price:	99.480%	99.748%

Coupon:	5.150%	5.375%

Interest Payment Dates:	March 15 and September 15, commencing September 15, 2014	March 15 and September 15, commencing September 15, 2014

Date of Maturity:	March 15, 2034	March 15, 2044

Yield to Maturity:	5.192%	5.392%

Spread to Maturity:	152 basis points	172 basis points

Benchmark Treasury:	UST 3.750% due November 2043	UST 3.750% due November 2043

Benchmark Yield:	3.672%	3.672%

Make-Whole Call:	Treasury + 25 basis points	Treasury + 30 basis points

Underwriting Discount:	0.875%	0.875%

CUSIP No./ISIN:	CUSIP No.: 12527G AF0 ISIN: US12527GAF00	CUSIP No.: 12527G AE3 ISIN: US12527GAE35

Issue Ratings:(1)	Baa2/BBB-/BBB (Moody’s/S&P/Fitch)	Baa2/BBB-/BBB (Moody’s/S&P/Fitch)

Affiliates of Morgan Stanley & Co. LLC act as administrative agent, as an issuing bank and as a lender under our amended credit agreement. Affiliates of BMO Capital Markets Corp., CIBC World Markets Corp., RBC Capital Markets, LLC, U.S. Bancorp Investments, Inc. and Wells Fargo Securities, LLC act as lenders under our amended credit agreement. Wells Fargo Bank, National Association, an affiliate of Wells Fargo Securities, LLC, will serve as trustee under the indentures governing the notes.

The issuer has filed a registration statement (including a prospectus and preliminary prospectus supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and accompanying prospectus relating to this offering if you request it by contacting Morgan Stanley & Co. LLC toll-free at 1-866-718-1649 or prospectus@morganstanley.com or Goldman, Sachs & Co. toll-free at 1-866-471-2526 or prospectus-ny@ny.email.gs.com.

This communication should be read in conjunction with the preliminary prospectus supplement, dated March 6, 2014, and the accompanying prospectus, dated April 22, 2013. The information in this communication supersedes the information in the preliminary prospectus supplement and the accompanying prospectus to the extent inconsistent with the information in the preliminary prospectus supplement and the accompanying prospectus.

(1)  Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.